Exhibit 10(b)

Trecora Resources Stock and Incentive Plan

 Restricted Stock Unit Agreement
This Agreement is made and entered into as of the ___________________ (the "Date of Grant") by and between Trecora Resources, a Delaware corporation (the "Company") and you;
WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award;
WHEREAS, the Company adopted the Trecora Resources Stock and Incentive Plan, as it may be amended from time to time (the "Plan") under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company;
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement ("Agreement") as if fully set forth herein; and
WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.
NOW, THEREFORE, in good consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1. The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant, an award consisting of _________________ Restricted Stock Units, whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.10 per share, of the Company ("Stock"), in accordance with the terms and conditions set forth herein and in the Plan (the "Award").  To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.
2. No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 6.

3. Restrictions; Forfeiture.  The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 or 7 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement.  The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the "Forfeiture Restrictions").

4. Issuance of Stock.  No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 6 or 7.  After the Restricted Stock Units vest pursuant to Section 6 or 7, the Company shall as soon as practicable after such vesting date (but no later than 90 days following the vesting date), cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding.  The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate.  The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units.  No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

5. Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire as set forth in the table below, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable dates set forth below:
Percentage of Restricted Stock Units to Vest	Vesting Date

6. Termination of Services.
(a) Termination Generally.  Subject to subsection (c), if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company.  The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 5.
(b) Corporate Change.  In the event that a Corporate Change occurs prior to any portion of the Restricted Stock Units becoming vested, 100% of the unvested Restricted Stock Units shall immediately become vested and shall be settled as set forth in Section 5.
(c) Effect of Employment Agreement.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 7 and any employment agreement entered into by and between you and the Company or its Subsidiaries, the terms of the employment agreement shall control.
7. Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
8. Payment of Taxes.  The Company may require you to pay to the Company (or the Company's Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary's) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award.  Unless you make other arrangements with the Company prior to the applicable withholding date, the Restricted Stock Units will be net settled to withhold applicable taxes.
9. Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
10. Section 409A of the Code.  It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Section 409A of the Code and the regulations promulgated thereunder (the "Nonqualified Deferred Compensation Rules"), and Awards will be operated and construed accordingly. This Section 11 does not contain a representation to you regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of the Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such.  In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.  Notwithstanding any provision in the Plan or this Agreement to the contrary, in the event that you are a "specified employee" (as defined under the Nonqualified Deferred Compensation Rules) and you become entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if your receipt of such payment or benefits is not delayed until the earlier of (i) the date of your death, or (ii) the date that is six months after your "separation from service," as defined under the Nonqualified Deferred Compensation Rules (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to you until the Section 409A Payment Date.  Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.  The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any provision in the Plan or this Agreement that are in conflict therewith. Each payment made under this Award, if any, shall be treated as a separate payment under the Nonqualified Deferred Compensation Rules.
11. Clawback.  The Restricted Stock Units granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Date of Grant, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to the Award.  Any such policy may subject your Award and amounts paid or realized with respect to the Award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur as specified in any such clawback policy.
12. Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates representing shares issued with respect to this Award.
13. Right of the Company and Subsidiaries to Terminate Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
14. Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
15. Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys' fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

16. No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
17. Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
18. No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
19. Company Records.  Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
20. Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan (including grants) by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21. Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.
22. Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
23. Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
24. Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

25. Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
26. Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
27. Governing Law.  This Agreement shall be interpreted, governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates mandatory provisions of the General Corporation Law of the State of Delaware, which matters shall be governed by such Delaware law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
28. Amendment.  This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
29. The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
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THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND THE PLAN.
TRECORA RESOURCES By: Name: Title: Date:	HOLDER By: Name: ______________________________ Date: